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                                                                    EXHIBIT 21.1


Subsidiaries of the Company and the Guarantors

The Company

Pierce & Stevens Corp., a New York corporation*
SIA Adhesives, Inc., a Delaware corporation*
OSI Sealants, Inc., an Illinois corporation*
Tanner Chemicals, Inc., a New Hampshire corporation*
SSC International, Inc., a Barbados corporation
Sovereign Specialty Chemicals PTE Ltd, a Singapore Corporation
Sovereign Adhesives Inc*
Sovereign Holdings LLC*

Pierce & Stevens
  Pierce & Stevens de Mexico SA CV

Sovereign Adhesives Inc
  Sovereign Specialty Chemicals do Brasil Ltda

Sovereign Holdings LLC
  Sovereign Specialty Chemicals LTD
  Sovereign Specialty Chemicals B.V.B.A.
  Sovereign Specialty Chemicals Italiana SRL
  Sovereign Specialty Chemicals SARL
  Sovereign Specialty Chemicals GmbH (Germany)
  Sovereign Specialty Chemicals GmbH (Switzerland)
  Sovereign Specialty Chemicals (Scandinavia) AB

* Guarantors under the Company's Bond Indenture.